Exhibit 10.37

PRIVATE AND CONFIDENTIAL

June 10, 2005

Ms. Pamela Bunes

President and Chief Executive Officer

Recom Managed Systems, Inc

4705 Laurel Canyon Boulevard

Studio City, CA  91607

Dear Ms. Bunes:

We are pleased to propose that Recom Managed Systems, Inc (“Recom” or the “Company”) retain Maxim Group LLC (“Maxim”) as its non-exclusive investment banker, strategic advisor and financial advisor. It is understood that the Company may or not access Maxim’s services hereunder, and that such decision shall be made by the Company at its sole discretion.  This letter agreement cancels and supersedes all prior agreements between Maxim and the Company.  The principal elements of this letter agreement (“Agreement”) between Maxim and the Company are:

1.

Services to be rendered:  The services that Maxim will render to the Company, at the Company’s request under the terms of this Agreement, will include the following:

a)

Maxim will provide the following strategic advisory services (“Advisory Services”):

i)

Advise Recom with respect to its strategic planning process and business plans including an analysis of markets, products, positioning, financial models, organization and staffing, potential strategic alliances, capital requirements, valuation and funding. Maxim has already performed extensive due diligence regarding the Company’s technologies, Maxim has – for more than two years – been a strong advocate of the extremely special and unique nature of those technologies, and Maxim will require continued due diligence of Recom and its technologies as they change (and as developments occur) in order to effectively perform its role;

ii)

Work closely with Recom’s management team to develop a set of long and short-term goals with special focus on enhancing corporate and shareholder value. This will also include assisting Recom in completing a “gap analysis,” i.e., helping Recom determine key business developments and actions, including review of financing requirements and Recom’s capital structure, intended to help enhance shareholder value and Recom’s exposure to the investment community and;

Members NASD & SIPC

405 Lexington Ave. * New York, NY 10174 *  tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

New York, NY * Long Island, NY * Chicago, IL

June 10, 2005

iii)

review the Company’s presentation and marketing materials and other materials used to present the Company to the investment community;

iv)

organize institutional as well as retail road shows for management to present to;

v)

assist the Company with listing its common stock on the American, Archipelago, or NASDAQ Small Cap Stock Exchanges.

b)

Maxim will help Recom develop and evaluate financing or capital raising alternatives including public and private issues of equity or debt, as appropriate from time to time (“Banking Services”).

i)

Public Offerings: In the event of a public offering within 18 months of the date of this agreement, Maxim will have the right of first refusal to act as lead or co-underwriter. Maxim will work with the Company to manage the process of identifying, evaluating and selecting any other underwriters. In the event Maxim agrees to exercise such right of first refusal, Maxim will prepare a comprehensive letter of intent for the proposed transaction that will be provided to Recom and will supplement the terms of this Agreement.  If Maxim is not selected as the lead manager in a public offering, Recom will ensure that Maxim receives at least 25% of the share allocation and 25% of the total underwriting fees to the extent Maxim participates in the offering in like amounts.

ii)

Private Placements: Maxim will have the right of first refusal to participate in any private placement within 60 days after the Company has closed and consummated a private placement on the same terms and conditions as the private placement closed by the Company.  Any private placement spearheaded and run by Maxim shall be subject to a separate agreement and understanding.

c)

Maxim will provide Recom with merger and acquisition services (the “M&A Services”). Maxim will assist the Company in determining acquisition or strategic partnering strategies and tactics from time to time, as appropriate. Maxim will advise and assist Recom in identifying, evaluating, negotiating and structuring acquisitions, or strategic investments or partnerships which may be accomplished through a purchase or sale of all or a portion of the stock or assets, a merger or reverse merger, joint venture, licensing or marketing agreement or arrangement or other business combination or arrangement (“Transaction”) with any entity (“Candidate”). A strategic investment will include any investment or exchange of cash, equity, warrants, assets or debt as part of a business relationship with a third party, or any investment made directly by a third party in the Company subject to a term sheet or agreement not marketed or syndicated beyond a specific investor.

June 10, 2005

d)

If requested by Recom, Maxim will communicate its willingness to provide an opinion of fairness (a “Fairness Opinion”) of a particular Transaction to the Company, and if Maxim determines that it is able to provide such Fairness Opinion, it will allow it to be used in connection with materials filed or submitted to the Securities and Exchange Commission, or included in information mailed to shareholders of Recom in connection with each transaction.

2.

Compensation and Expenses.

a)

As compensation for entering into this Agreement, Recom will pay Maxim a non-refundable and non-creditable retainer of $175,000 that is earned on the date of this Agreement and shall be payable upon the execution of this agreement. In addition, Recom agrees to pay Maxim 12 monthly retainer payments of $12,500 beginning on the first day of each month commencing August 1, 2005. If both parties agree to continue the Agreement after August 1, 2006, Recom will pay to Maxim an agreed upon amount until the expiration of the Agreement.

b)

Upon the execution of this Agreement, Recom will issue Maxim warrants to purchase 500,000 shares of Recom Common Stock. The warrants shall have (a) an exercise price per share of 115% of the closing bid price as traded on the American Stock Exchange (AMEX) on the date preceding the date of this Agreement, (b) a 5-year term, (c) cashless exercise provisions, (d) standard anti-dilution protections, and (e) unlimited “piggy-back” registration rights for any registration statement filed after September 15, 2005.

c)

Terms and fees for Banking Services performed under section 1(b) or provision of a Fairness Opinion under 1(d) will be separately proposed by Maxim with respect to each transaction when and if services are provided.

d)

For any M&A Transaction completed by the Company with a Candidate, Recom shall pay Maxim a fee (“Success Fee”) upon closing equal to the sum of 2½% of the aggregate transaction value, provided that Maxim either introduces and/or performs specific services for the Transaction, at the Company’s discretion. The minimum fee for any M&A work performed under this agreement will be $100,000. The aggregate transaction value shall include the sum of cash and the fair market value at the time of the closing of a Transaction of equity securities; warrants; contingent payments; deferred payments; non-compete agreements; liabilities assumed, acquired, retired or de-feased (other than normal working capital liabilities); the face value of any debt securities issued in such a Transaction; the fair market value of any licensing, marketing or other business agreements or arrangements; and any other valuable consideration issued in connection with a Transaction.

e)

The Company will reimburse Maxim in a timely manner for any reasonable out-of-pocket expenses relating to activities under this Agreement. Any expenses individually in excess of $5,000 must be pre-approved by the Company.

June 10, 2005

f)

In no case will any fee obligations of the Company to any other financial advisor or any other person in connection with this transaction reduce the fees owed by the Company to Maxim under this Agreement.

3.

Term of Agreement.  The term of this agreement is indefinite.  After August 1, 2006, the Company or Maxim may terminate the Agreement upon 30 days written notice.  Any future obligation that could be reasonably expected to survive this Agreement will survive termination of this Agreement, e.g., the Indemnity.

4.

Indemnity. The Company agrees to indemnify and hold harmless Maxim, including any affiliated companies, and their respective officers, directors, controlling persons and employees and any persons retained in connection with this Agreement in accordance with the terms set forth in Exhibit A of this letter.

5.

Disclaimers.

a)

It is understood by Maxim and the Company that the Company’s ability to raise capital will be affected by various factors at the time of a proposed offering, including but not limited to, stock market conditions, competitive positioning of Recom’s products, achieving business plan goals that have been mutually agreed upon by Maxim and the Company, short- and long-term business prospects, the plans and performance of the management team and the capital structure of the Company.  In the event that Maxim does not deem itself able to act as a manager for a proposed placement or offering, subject to Maxim’s sole reasonable discretion, it will advise the Company on an appropriate course of action.

b)

In performing its M&A Services hereunder, Maxim may rely entirely on publicly available information and such other information as may be furnished to Maxim by the Company or a Candidate, and has not and does not assume any responsibility for independent verification of such information or independent appraisal or valuation of assets.

6.  Entire Agreement and Governing Law.  This Agreement may not be amended or modified except in writing, and shall be governed by and construed in accordance with the laws of the State of New York. Any dispute between the parties arising out of or related to this Agreement shall be submitted to binding arbitration administered by, and pursuant to the rules of, the American Arbitration Association ("AAA") in the State of New York, with the expenses of the arbitration to be shared equally by the parties, subject to the arbitrator’s authority to apportion such expenses in favor of the prevailing party under applicable law.

June 10, 2005

If the foregoing correctly sets forth your understanding, please so indicate by signing and returning to us the enclosed copy of this letter along with a check for $175,000 representing the initial retainer fee under the Agreement. We look forward to working with you and the rest of Recom’s management.

Sincerely,

Anthony J. Sarkis

Director of Investment Banking

Maxim Group, LLC.

By:

/s/ Anthony J. Sarkis

Date:  June 10, 2005

Anthony J. Sarkis

Director of Investment Banking

Recom Managed Systems, Inc

By:

/s/ Pamela Bunes

Date: June 10, 2005

Pamela Bunes,

President and CEO

June 10, 2005

Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

Recom agrees to indemnify and hold harmless Maxim and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Maxim’s acting for the Company, including, without limitation, any act or omission by Maxim in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Maxim to which these indemnification provisions are attached and form a part (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any Agency Agreement), or the enforcement by Maxim of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.  The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Maxim by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”):  Maxim, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them.  These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to

June 10, 2005

notify the Company shall not relieve the Company from its obligations hereunder.  An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company.  Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company.  The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent.  The Company shall not, without the prior written consent of Maxim, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal Recom omission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation.  The relative benefits received (or anticipated to be received) by the Company and it stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Maxim in connection with such transaction or transactions.  Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Maxim pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect.  The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.